      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2000

                                                       REGISTRATION NO. 333-1290
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           NEXTEL COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                           4812                                    36-3939651
(State or Other Jurisdiction of                    (Primary Standard Industrial                     (I.R.S. Employer
 Incorporation or Organization)                    Classification Code Number)                   Identification Number)


                               ------------------
                            2001 EDMUND HALLEY DRIVE
                             RESTON, VIRGINIA 20191
                                 (703) 433-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------
                             THOMAS J. SIDMAN, ESQ.
                              SENIOR VICE PRESIDENT
                               AND GENERAL COUNSEL
                           NEXTEL COMMUNICATIONS, INC.
                            2001 EDMUND HALLEY DRIVE
                             RESTON, VIRGINIA 20191

                                 (703) 433-4000

      (Name, Address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------
                                   COPIES TO:
                              LISA A. STATER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                               3500 SUNTRUST PLAZA
                           303 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30308-3242
                                 (404) 521-3939

                               ------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                               ------------------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                               ------------------

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                               ------------------

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                                   -----------

                               ------------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

      This post-effective amendment no. 2 amends a registration statement on Form S-4 (No. 333-1290) originally relating to 10,000,000 shares of class A common stock, par value $.001 per share, and/or specified warrants of Nextel Communications, Inc. that may be issued from time to time by Nextel in connection with its acquisitions of other businesses, properties or securities in business combination transactions. That registration statement was declared effective by the Securities and Exchange Commission on April 26, 1996, and was amended by post-effective amendment no. 1 declared effective on January 14, 1998. The purpose of this post-effective amendment no. 2 is to update the information set forth in the prospectus in that registration statement. The number of shares covered by the prospectus has been revised to reflect the 2-for-1 common stock split effected in the form of a stock dividend payable on June 6, 2000 to stockholders of record as of May 26, 2000.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT (INCLUDING AMENDMENT NO. 2) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                    SUBJECT TO COMPLETION DATED JUNE 1, 2000

                           NEXTEL COMMUNICATIONS, INC.

                              CLASS A COMMON STOCK
                            PAR VALUE $.001 PER SHARE
                                       AND
                    WARRANTS TO ACQUIRE CLASS A COMMON STOCK

                               ------------------

       This prospectus is part of a registration statement that relates to 20,000,000 shares of Class A Common Stock, par value $.001 per share, and/or specified warrants of Nextel Communications, Inc. that may be issued from time to time by us in connection with our acquisition of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended. It is expected that the terms of acquisitions involving the issuance by us of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, properties or securities to be acquired. Shares of common stock or warrants issued in exchange for assets or securities in business combination transactions will be valued at prices reasonably related to market prices of the common stock or the value of the assets to be received at the time the terms of an acquisition are agreed upon. Shares of common stock issued under warrants will be valued at or about the time of delivery of those shares.

      No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time in connection with specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      This prospectus also may be used by securityholders who received common stock or warrants covered by this prospectus in transactions described above and who wish to resell those securities in transactions to be registered under the Securities Act of 1933. No consideration will be received by us in connection with sales by these securityholders. Any securityholders who are participating in a resale of their securities in a transaction to be registered under this prospectus, and the terms of the sales of their securities, will be set forth in a supplement to this prospectus.

      As of the date of this prospectus, an aggregate of 11,070,498 shares of the common stock and none of the warrants have been issued in connection with acquisitions covered by the registration statement of which this prospectus is a part. As a result, an aggregate of 8,929,502 shares of common stock may be issued or subjected to warrants issued under this prospectus. See "IV. Securities Covered By This Prospectus."

      Our common stock is listed on the Nasdaq National Market under the symbol "NXTL." On June __, 2000, the last reported sale price of our common stock was $________ per share.

      SEE "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS, FOR A DISCUSSION OF SPECIFIED FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THESE SECURITIES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED BY THIS PROSPECTUS, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

               THE DATE OF THIS PROSPECTUS IS _____________, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

      As used in this prospectus, "Nextel", "we", "us" and "our" refer to Nextel Communications, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the Securities and Exchange Commission and incorporate by reference into this prospectus in writing or by telephone without charge from:

                  Nextel Communications, Inc.
                  2001 Edmund Halley Drive
                  Reston, Virginia 20191
                  Attention: Investor Relations
                  Telephone: (703) 433-4000

To obtain timely delivery of this information, you should request the information no later than five business days before you must make your investment decision. See "VIII. Where You Can Get More Information."

      "Nextel", "Nextel Direct Connect", Nextel Online" and "Nextel Worldwide" are trademarks or service marks of Nextel. "Motorola", "iDEN", "i1000plus", "i500plus", "i700plus" and "i2000" are trademarks or service marks of Motorola, Inc.

                                TABLE OF CONTENTS

I.  SUMMARY..................................................................................................................1
        A.    NEXTEL.........................................................................................................1
        B.    SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................................................2

II.  RISK FACTORS............................................................................................................4
        A.    RISK FACTORS RELATING TO NEXTEL................................................................................4
        B.    OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE
              ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS......................................................13

III.  USE OF PROCEEDS.......................................................................................................14

IV.  SECURITIES COVERED BY THIS PROSPECTUS..................................................................................14

V.  DESCRIPTION OF WARRANTS TO ACQUIRE COMMON STOCK.........................................................................15

VI.  VALIDITY OF SECURITIES.................................................................................................15

VII.  EXPERTS...............................................................................................................15

VIII.  WHERE YOU CAN GET MORE INFORMATION...................................................................................16
        A.    AVAILABLE INFORMATION.........................................................................................16
        B.    INCORPORATION OF DOCUMENTS BY REFERENCE.......................................................................16

                                   I. SUMMARY

      This summary highlights basic information about Nextel and the securities offered by Nextel, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes appearing elsewhere and incorporated by reference in this prospectus.

A.    NEXTEL

      We provide a wide array of digital wireless communications services throughout the United States. We offer a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Our digital mobile network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. This digital technology, developed by Motorola, Inc., is referred to as the integrated Digital Enhanced Network, or iDEN, technology.

      A customer using our digital mobile network is able to access:

      -     digital mobile telephone service;

      - digital two-way radio dispatch service, which provides instant conferencing capabilities and is marketed as "Nextel Direct Connect" service;

      - the Internet and new digital two-way mobile data services, marketed as "Nextel Online" service;

      -     paging; and

      -     short-messaging service.

We refer to the handset device on which we deliver these services as a subscriber unit. As of March 31, 2000:

      - we provided service to about 5,056,000 digital subscriber units in the United States; and

      - our digital mobile network or the compatible digital mobile network of Nextel Partners, Inc., a joint venture in which we are a participant, was operational in areas in and around 97 of the top 100 metropolitan statistical areas in the United States.

      On April 3, 2000, we launched our Nextel Worldwide service offering with the introduction of the i2000 subscriber unit. The i2000, being manufactured by Motorola, is a dual mode subscriber unit that operates on both the iDEN technology used by Nextel and the Global System for Mobile Communications digital wireless technology that has been established as the current digital cellular communications standard in Europe and elsewhere. The i2000 allows digital roaming in more than 65 countries worldwide with the convenience of one phone, one number and one bill.

      On April 25, 2000, we commercially launched our Nextel Online service offering in 43 major markets, including more than 750 cities across the United States, for Internet capable subscriber units developed and manufactured by Motorola, the "i1000plus," the "i500plus" and the "i700plus." These new handsets are the first in a product line that incorporates micro-browsers and enables wireless Internet services, by supplying web-based applications and content directly to our subscribers.

      In addition to our domestic operations, we have ownership interests in international wireless companies through our substantially wholly owned subsidiary, Nextel International, Inc. Nextel International, through its subsidiaries and affiliates, provides wireless communications services in and around various major metropolitan market areas in Latin America, Asia and Canada. Along with Nextel International, we currently provide our service in nine of the world's 25 largest cities.

      Our principal executive and administrative facility is located at 2001 Edmund Halley Drive, Reston, Virginia 20191, and our telephone number is (703) 433-4000.

B.    SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The financial information below for the years ended December 31, 1995, 1996, 1997, 1998, and 1999 has been derived from our audited consolidated financial statements. The financial information for the three months ended March 31, 1999 and 2000 has been derived from our unaudited financial statements and reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with our historical financial statements contained in reports filed with the Securities and Exchange Commission. See "VIII. Where You Can Get More Information -- A. Available Information."

      Acquisitions. Our results were affected by business combinations, acquisitions and investments involving both domestic and international companies. In July 1995, we completed the acquisition of substantially all of Motorola's 800 MHz specialized mobile radio licenses in the continental United States and mergers with OneComm Corporation and American Mobile Systems, Incorporated. In January 1996, we completed a merger with Dial Page, Inc. Additional information regarding acquisitions completed in 1997, 1998 and 1999 can be found in note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1999.

      Income Tax Provision. As a result of operating results and the change in useful lives of some intangible assets, we increased our valuation allowance for deferred tax assets resulting in a tax provision of about $259 million in 1997.

      The financial information below reflects the effect of our 2-for-1 stock split effected in the form of a stock dividend payable on June 6, 2000 to stockholders of record as of May 26, 2000.

      You should review notes 12 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1999 for a detailed discussion of our capital stock.


                                                                                      YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------------
                                                               1995           1996           1997           1998           1999
                                                             -------        -------        -------        -------        -------
                                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

INCOME STATEMENT DATA:

Operating revenues .......................................   $   172        $   333        $   739        $ 1,847        $ 3,326
Cost of revenues .........................................       152            248            289            516            697
Selling, general and
  administrative .........................................       194            330            862          1,551          2,094
Expenses related to corporate
  reorganization .........................................        17             --             --             --             --
Depreciation and amortization ............................       236            401            526            832          1,004
                                                             -------        -------        -------        -------        -------
  Operating loss .........................................      (427)          (646)          (938)        (1,052)          (469)
Interest expense, net ....................................       (90)          (206)          (378)          (622)          (782)
Other (expense) income, net ..............................       (15)           (11)             7            (37)           (47)
Income tax benefit (provision) ...........................       201            307           (259)           192             28
                                                             -------        -------        -------        -------        -------
Loss before extraordinary item ...........................      (331)          (556)        (1,568)        (1,519)        (1,270)
Extraordinary item -- loss on
  early retirement of debt, net
  of tax of $0 ...........................................        --             --            (46)          (133)           (68)
Mandatorily redeemable preferred
  stock dividends ........................................        --             --            (29)          (149)          (192)
                                                             -------        -------        -------        -------        -------
Loss attributable to common
  stockholders ...........................................   $  (331)       $  (556)       $(1,643)       $(1,801)       $(1,530)
                                                             =======        =======        =======        =======        =======
Loss per share attributable to
  common stockholders, basic and
  diluted:
  Loss before extraordinary item
    attributable to common
    stockholders .........................................   $ (1.16)       $ (1.25)       $ (3.21)       $ (2.99)       $ (2.29)
  Extraordinary item .....................................        --             --          (0.09)         (0.24)         (0.11)
                                                             -------        -------        -------        -------        -------
                                                             $ (1.16)       $ (1.25)       $ (3.30)       $ (3.23)       $ (2.40)
                                                             =======        =======        =======        =======        =======
Weighted average number of
  common shares outstanding ..............................       286            446            498            558            638
                                                             =======        =======        =======        =======        =======

                                                                      THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                ----------------------
                                                                  1999           2000
                                                                -------        -------


INCOME STATEMENT DATA:

Operating revenues .......................................      $   664        $ 1,079
Cost of revenues .........................................          163            214
Selling, general and
  administrative .........................................          466            637
Expenses related to corporate
  reorganization .........................................           --             --
Depreciation and amortization ............................          228            280
                                                                -------        -------
  Operating loss .........................................         (193)           (52)
Interest expense, net ....................................         (194)          (195)
Other (expense) income, net ..............................          (62)           (40)
Income tax benefit (provision) ...........................           10              8
                                                                -------        -------
Loss before extraordinary item ...........................         (439)          (279)
Extraordinary item -- loss on
  early retirement of debt, net
  of tax of $0 ...........................................           --           (104)
Mandatorily redeemable preferred
  stock dividends ........................................          (46)           (52)
                                                                -------        -------
Loss attributable to common
  stockholders ...........................................      $  (485)       $  (435)
                                                                =======        =======
Loss per share attributable to
  common stockholders, basic and
  diluted:
  Loss before extraordinary item
    attributable to common
    stockholders .........................................      $ (0.83)       $ (0.45)
  Extraordinary item .....................................           --          (0.14)
                                                                -------        -------
                                                                $ (0.83)       $ (0.59)
                                                                =======        =======
Weighted average number of
  common shares outstanding ..............................          584            742
                                                                =======        =======



                                                                     MARCH 31, 2000
                                                                  --------------------
                                                                      (IN MILLIONS)

BALANCE SHEET DATA:
Cash and cash equivalents, including restricted portion...          $    5,200
Intangible assets, net....................................               4,549
Total assets..............................................              19,596
Long-term debt, including current portion.................              11,875
Mandatorily redeemable preferred stock....................               1,751
Stockholders' equity......................................               2,562

                                II. RISK FACTORS

      You should carefully consider the specific factors listed below, as well as the other information included and incorporated by reference in this prospectus, before making an investment decision.

A.    RISK FACTORS RELATING TO NEXTEL

      1. WE HAVE A HISTORY OF NET LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BE ABLE TO SATISFY OUR CASH NEEDS FROM OPERATIONS.

      We have never been profitable and have experienced negative cash flow since our start in 1987. We had losses attributable to common stockholders of about $1.5 billion during 1999 and about $435 million for the three months ended March 31, 2000. Our accumulated deficit was about $6.1 billion at March 31, 2000. We expect that losses will continue over the next several years. We cannot know when, if ever, net cash generated by our internal business operations will support our growth and continued operations.

      2.    WE WILL NEED SUBSTANTIAL AMOUNTS OF ADDITIONAL FINANCING.

            a.    REASONS WE WILL NEED CASH.

      We anticipate that we will need substantial amounts of cash for:

      - capital expenditures to build and enhance our digital mobile network, including those to construct or modify network elements required for Nextel Online or to enable wireless Internet connectivity and other digital two-way mobile data applications;

      -     operating expenses relating to our digital mobile network;

      - potential acquisitions, including negotiated acquisitions of spectrum from third parties and any future Federal Communications Commission or other government-sponsored auctions of spectrum;

      -     debt service requirements; and

      -     other general corporate expenditures.

      We expect our cash needs will exceed our cash flows from operating activities through 2000. In addition, we may need to revise our business plan to respond to competitive and other factors, so our need for cash may increase.

            b. OUR CURRENT FINANCING AGREEMENTS ARE LIMITED AND CONTAIN RESTRICTIONS ON ADDITIONAL FINANCINGS THAT MAY RESTRICT GROWTH AND ADVERSELY AFFECT OPERATIONS.

      Our long-term cash needs may be much greater than our cash on hand and availability under our existing financing agreements. As a result, in the future we may have to raise substantial amounts of additional funds, in the form of equity or debt, to support any significant acquisitions of additional spectrum, as well as our currently expected growth and operations. If we are unable to do so, we may not be able to pursue or consummate potential significant spectrum acquisitions or to expand the coverage and capacity of our network to meet the demands of our anticipated growth. Our inability to achieve contemplated levels of growth or to acquire additional spectrum required to support or provide contemplated "third generation" or "3G" mobile wireless service offerings could adversely affect our financial results and may adversely affect the value of the common stock and the warrants.

      Our bank credit facility as in effect on March 31, 2000 provided for total secured financing capacity of up to $6.0 billion from our bank lenders, provided that we satisfy financial and other conditions. As of March 31, 2000, we had borrowed about $3.7 billion of this secured financing. The availability of additional financing under our bank credit facility is also subject to the satisfaction of covenants under indentures relating to our public notes. Our access to additional funds may be limited by the terms of our existing financing agreements, including:

      - covenants that restrict the amount of additional borrowings, including additional borrowings under existing financing arrangements;

      - covenants that restrict our grant of liens on assets, which affects our ability to obtain new secured financing; and

      -     existing debt service requirements.

            c. FUNDING REQUIREMENTS FOR OUR INTERNATIONAL OPERATIONS AND GROWTH MAY CAUSE EVEN GREATER CASH NEEDS, WHICH MAY RESULT IN LESS FUNDING AVAILABLE FOR OUR DOMESTIC GROWTH AND OPERATIONS.

      Based on Nextel International's assessment of the business activity and related cash needs of its subsidiaries and affiliates that are controlled by or that rely substantially on Nextel International for further funding, Nextel International believes that it will have to rely on external sources of funding to supply the cash needed to implement its business plan and continue its operations through 2000. These external sources primarily include borrowings under Nextel International's existing bank and vendor credit lines and issuances of its securities, including to us or our other subsidiaries. We, therefore, currently expect that we may need to fund a significant portion of Nextel International's cash needs in 2000. This would increase our own cash needs, which could result in a lesser amount of cash available to us for domestic use.

            d. TO OBTAIN ADDITIONAL SPECTRUM, INCLUDING SPECTRUM THAT MAY BE AWARDED IN GOVERNMENT-SPONSORED AUCTIONS, WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL.

      If we were to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum, we may need to raise significant amounts of additional capital for these purposes, as well as to finance the pursuit of any new business opportunities associated with our acquisitions of additional spectrum. The Federal Communications Commission has publicly stated that specified personal communication services spectrum licenses initially awarded to affiliates of NextWave Communications, Inc. had automatically canceled and will be included in a re-auction of spectrum scheduled to occur in July 2000. The Federal Communications Commission also has publicly announced additional spectrum auctions scheduled to occur in 2000.

      We cannot assure you:

      - that any or all of these spectrum auctions will occur or, if so, on their currently announced schedules;

      - in which auctions we will participate, alone or as a member of a bidding group;

      - whether we or any bidding group in which we are a participant will be a successful bidder and will be awarded spectrum licenses in any of these auctions; or

      - what amounts would be required to be bid to prevail in any of these auctions.

      We cannot assure you that we will be able to accomplish any spectrum acquisition or that the necessary additional capital for that purpose will be available to us on acceptable terms, or at all. If sufficient additional capital is not available, we may be unable to complete any spectrum acquisition or the amount of funding available to us for our existing businesses would be reduced.

            e. OTHER FACTORS MAY ADVERSELY AFFECT OUR ACCESS TO ADDITIONAL FINANCING, AND WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT ACCESS ADDITIONAL FINANCING.

      Our access to additional funds also may be limited by:

      - general market conditions that adversely affect the availability or cost of financings;

      - market conditions affecting the telecommunications industry in general; and

      - specific factors affecting our attractiveness as a borrower or investment vehicle, including:

                  (1) the terms of our arrangements with Motorola that relate to Motorola's ownership interest in us, and the terms of options and warrants issued to others, that may make equity financings more difficult;

                  (2) the ability to relocate current spectrum licensees from some frequencies in order to remove them from spectrum as to which we were the highest bidder at an auction;

                  (3) the potential commercial opportunities and risks associated with implementation of our business plan;

                  (4)   the market's perception of our performance and assets;
                        and

                  (5) the actual amount of cash we need to pursue our business strategy.

            f. FUNDING FOR OUR CAPITAL NEEDS IS NOT ASSURED, AND WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

      We currently have no legally binding commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our digital mobile network, to maintain our current levels of operation or to pursue strategic acquisitions or other opportunities to increase our spectrum holdings. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and acquisition plans and expenditures, which could have an adverse effect on us and on the value of the common stock and the warrants.

      3. OUR FUTURE PERFORMANCE WILL DEPEND ON OUR ABILITY TO SUCCEED IN THE HIGHLY COMPETITIVE WIRELESS COMMUNICATIONS INDUSTRY.

      Our ability to compete effectively with established and prospective wireless communications service providers depends on many factors, including:

      - IF OUR WIRELESS COMMUNICATIONS TECHNOLOGY DOES NOT PERFORM IN A MANNER THAT MEETS CUSTOMER EXPECTATIONS, WE WILL BE UNABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT US. Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile network. If we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit our ability to expand our network coverage or capacity as currently planned, or if these issues were to place us at a competitive disadvantage to other wireless service providers in our markets, we may have difficulty attracting and retaining customers, which would adversely affect us and the value of the common stock and the warrants.

      - IF WE CANNOT EXPAND, PROVIDE AND MAINTAIN OUR SYSTEM COVERAGE, THEN OUR GROWTH AND OPERATIONS, AS WELL AS THE VALUE OF YOUR INVESTMENT, WOULD BE ADVERSELY AFFECTED. We will not be able to provide roaming system coverage comparable to that currently available through roaming arrangements from cellular and some personal communication services operators, unless and until a nationwide digital mobile network build-out is substantially completed. This places us at a competitive disadvantage, as some other providers currently have roaming agreements that provide coverage of each other's markets throughout the United States, including areas where our network, or that of Nextel Partners, has not been or will not be built. In addition, some of our competitors provide their customers with subscriber units with both digital and analog capability, which expands their coverage, while we have only digital capability. We cannot assure you that we, either alone or together with Nextel Partners, will be able to achieve sufficient system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for the enhanced multi-function wireless communications package we provide on our nationwide digital mobile network.

      - WE DO NOT HAVE THE EXTENSIVE DIRECT AND INDIRECT CHANNELS OF DISTRIBUTION FOR OUR DIGITAL MOBILE NETWORK PRODUCTS AND SERVICES THAT SOME OF OUR COMPETITORS HAVE, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT. Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas. We have increased the proportion of our digital mobile network customers that we obtain through our indirect distributor network, and we currently anticipate that we will continue to rely heavily on indirect distribution channels to achieve greater market penetration for our digital wireless service offerings. However, as we expand our retail subscriber base through increased reliance on indirect distribution channels, as price competition in the wireless industry intensifies and as our product and service offerings begin to attract increasing numbers of individual and non-business users, our average revenue per digital subscriber unit may decrease and our customer retention may be adversely affected.

      - OUR INABILITY TO MAINTAIN PRICING PACKAGES ATTRACTIVE TO CUSTOMERS MAY ADVERSELY AFFECT OPERATING RESULTS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

            a. SOME OF OUR COMPETITORS ARE FINANCIALLY STRONGER THAN WE ARE, WHICH ALLOWS THEM TO PRICE THEIR SERVICE PACKAGES AT LEVELS BELOW THOSE THAT WE CAN OR ARE WILLING TO MATCH.

      Our ability to compete based on the price of our digital subscriber units and service offerings will be limited. This could adversely affect our growth.

            b. OUR EQUIPMENT IS MORE EXPENSIVE THAN SOME COMPETITORS, WHICH MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.

      We currently market multi-function digital subscriber units. Our subscriber units are, and are likely to remain, significantly more expensive than analog subscriber units and are, and are likely to remain, somewhat more expensive than digital cellular or personal communication services subscriber units that do not incorporate a comparable multi-function capability. Although we believe that our multi-function subscriber units currently are competitively priced compared to multi-function digital cellular and personal communication services subscriber units, the higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability and may adversely affect the value of the common stock and the warrants.

            c. WE MAY FACE CONTINUING PRESSURE TO REDUCE PRICES, WHICH COULD ADVERSELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

      Over the past several years, as the number of wireless communications providers in our market areas has increased, our competitors' prices in these markets have generally decreased. We may encounter further market pressures to:

            -     reduce our digital mobile network service offering prices;

            - restructure our digital mobile network service offering packages to offer more value;

            - respond to particular short term, market specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market; or

            - remain competitive if wireless service providers generally continue to reduce the prices charged to their customers.

      - OUR EFFORTS TO KEEP PACE WITH TECHNOLOGICAL CHANGE MAY BE UNSUCCESSFUL, WHICH COULD ADVERSELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT. Our digital technology could become obsolete. We rely on digital technology that is not compatible with, and competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

            - segment the user markets, which could reduce demand for specific technologies, including our technology;

            - reduce the resources devoted by third party suppliers, including Motorola, which supplies all of our current digital technology, in developing or improving the technology for our systems; and

            -     adversely affect market acceptance of our services.

      We cannot assure you that our digital technology will successfully compete with the other forms of digital and non-digital communication systems. Further, new digital or non-digital communication transmission technology may develop that will cause our existing technology to be obsolete or otherwise impair market acceptance of our technology.

      - OUR GROWTH MAY EXCEED THE CAPABILITIES OF OUR SYSTEMS, HURTING OUR PERFORMANCE AND THE VALUE OF YOUR INVESTMENT.

            a. WE FACE LIMITATIONS ON OUR ABILITY TO INCREASE SUBSCRIBERS, WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

      Our ability to continue to increase the number of subscribers on our digital mobile network depends on a variety of factors, including:

            - the ability to successfully plan for additional system capacity at levels needed to meet anticipated new subscribers and the related increases in system usage;

            - the ability to obtain additional radio spectrum when and where required; and

            - the availability of a sufficient quantity of cell sites, system infrastructure equipment and subscriber units, of the appropriate models and types, to meet the demands and preferences of potential subscribers to the digital mobile network.

            b. WE MAY FACE LIMITATIONS ON AVAILABILITY OF CELL SITES AND EQUIPMENT, WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

      Although we believe we have secured sufficient cell sites at appropriate locations in our markets to meet planned system coverage and capacity targets, we cannot assure you that we will meet those needs in the future. We generally have been able to obtain adequate quantities of base radios and other system infrastructure equipment from Motorola and other suppliers, and adequate volumes and mix of subscriber units and related accessories, to meet subscriber and system loading rates, but we cannot assure you that quantities will be sufficient in the future. Additionally, we have contractual arrangements with Nextel International and Nextel Partners that contemplate that, in the event of shortages of that equipment, available supplies would be allocated proportionately among us and those entities.

            c. WE HAVE POTENTIAL SYSTEMS LIMITATIONS ON ADDING CUSTOMERS, WHICH CAN LIMIT OUR GROWTH AND PERFORMANCE.

      Even if our system is technically functional, other factors may affect our ability to successfully add customers to our digital mobile network, including:

            - the adequacy and efficiency of our information systems, business processes and related support functions;

            - the length of time between customer order to activation of service on the digital mobile network, which currently is longer than that of some of our competitors; and

            - our ability to improve the efficiency and speed of the processes for our customer service and accounts receivable collection functions.

      Customer reliance on our customer service functions may increase as we add digital mobile network customers through indirect distribution channels and through direct sales channels not involving direct face-to-face contact with a sales representative, for example, phone order sales or sales through our website, nextel.com. Our inability to timely and efficiently meet the demands for our services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect our growth and performance.

      - IF COMPETITORS PROVIDE TWO-WAY RADIO DISPATCH SERVICES, WE WILL LOSE A COMPETITIVE ADVANTAGE. Our two-way radio dispatch services are currently not available through traditional cellular or personal communication services providers; however, if either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

      We cannot predict the competitive effect that any of these factors, or any combination of these factors, will have on us, or whether we will compete successfully in the future.

      4. REGULATORY AND OTHER FACTORS COULD DELAY OR PREVENT US FROM OFFERING SERVICES IN NEW MARKET AREAS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

      Before fully implementing our digital mobile network in a new market area or expanding coverage in an existing market area, we must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, obtain and free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes take weeks or months to complete, and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. We cannot know when, if ever, our digital technology will be available for commercial use in new markets or can be expanded in existing markets.

      5. WE RELY ON MOTOROLA FOR SUBSTANTIALLY ALL OF OUR EQUIPMENT AND TECHNOLOGY, AND ANY FAILURE OF MOTOROLA TO PERFORM WOULD ADVERSELY AFFECT OUR OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

      There is a risk that the failure by Motorola to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis would have an adverse effect on our growth and operations. Motorola is currently our sole source for the digital mobile network and subscriber unit equipment we use throughout our markets. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile network and subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, then we may not be able to service our existing subscribers or add new subscribers. We expect that for the next few years, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber equipment that is compatible with our digital mobile network.

      6. AGREEMENTS WITH MOTOROLA REDUCE OUR OPERATIONAL FLEXIBILITY AND MAY ADVERSELY AFFECT OUR GROWTH OR OPERATING RESULTS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

      Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These terms may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreement with Motorola provides that we must provide Motorola with notice of our determination that Motorola's technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. Finally, if after a switch to an alternate technology we do not maintain operational Motorola infrastructure equipment at the majority of our cell sites that are deployed at the date the switch to an alternate technology is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid.

      7. OUR INTERESTS MAY CONFLICT WITH THOSE OF MOTOROLA. ANY CONFLICT COULD ADVERSELY AFFECT OUR GROWTH, OPERATING RESULTS OR STRATEGIC FLEXIBILITY AND THE VALUE OF YOUR INVESTMENT.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, which do or may compete with some or all of the services we offer through our digital mobile network. Although we believe that our relationship with Motorola reflects the realities of purchasing from a competitor, we cannot assure you that the potential conflict of interest will not adversely affect us in the future. Motorola's right to nominate two people for election to our board of directors could give them additional leverage in the event any conflict of interest were to arise. In addition, Motorola is one of our significant stockholders, which creates potential conflicts of interest, particularly with regard to significant transactions.

      8. SINCE WE OPERATE IN A REGULATED INDUSTRY, WE MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATION.

      The Federal Communications Commission regulates the licensing, operation, acquisition and sale of our specialized mobile radio businesses. Future changes in regulation or legislation and Congress' and the Federal Communications Commission's continued allocation of additional commercial mobile radio services, which include specialized mobile radio, cellular or personal communication services, spectrum could impose significant additional costs on us either in the form of direct out of pocket costs or additional compliance obligations. These regulations can also have the effect of introducing additional competitive entrants to the already crowded wireless communications marketplace.

      Nextel International's operations are subject to similar effects caused by operating in a regulated industry, since its operations are regulated by the foreign countries in which its business is conducted and are also subject to regional and local regulation.

      9. WE HAVE SIGNIFICANT INTANGIBLE ASSETS, WHICH MAY NOT BE ADEQUATE TO SATISFY OUR OBLIGATIONS IN THE EVENT OF A LIQUIDATION.

      If we default on debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses granted by the Federal Communications Commission. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $2.3 billion as of March 31, 2000.

      10.   WE ARE SUSCEPTIBLE TO CONTROL BY SIGNIFICANT STOCKHOLDERS.

      Motorola and entities controlled by Craig O. McCaw hold significant blocks of our outstanding stock. In addition, an affiliate of Mr. McCaw may designate at least one fourth of our board of directors and may select, from these McCaw representatives on the board of directors, a majority of the operations committee of our board of directors, which has significant authority relating to our business strategy, budgets, financing arrangements and in the nomination and oversight of specified executive officers. As a result, Mr. McCaw may exert significant influence over our affairs. Presently, three of the ten members of our board of directors are designees of Mr. McCaw's affiliates. In addition, Daniel F. Akerson, formerly one of our executive officers, currently holds positions with NEXTLINK Communications, Inc., which is controlled by Mr. McCaw. Mr. Akerson continues to serve as chairman of our board of directors and as a member of the operations committee of the board, but he is not a designee of Mr. McCaw's affiliates. Under its agreements with us, Motorola may nominate two directors to our board of directors. In addition, Motorola has agreed to support the decisions and recommendations of the operations committee and to vote its shares of common stock accordingly, subject to specified limitations.

      If Mr. McCaw and Motorola choose to act together, they could have a sufficient number of members on our board of directors and voting interest in us to exert significant influence over, among other things:

      - approval of amendments to our certificate of incorporation, mergers, sales of assets or other major corporate transactions as well as other matters submitted for stockholder vote;

      -     any takeover attempt; and

      - whether particular matters are submitted for a vote of our stockholders.

      Mr. McCaw and his affiliates have and, subject to the terms of applicable agreements, may acquire an investment or other interest in entities that provide wireless telecommunications services that could potentially compete with us. Under the relevant agreements, Mr. McCaw and his controlled affiliates may not, for one year after the termination of the operations committee, participate in other two-way terrestrial-based mobile wireless communications systems in any part of North America or South America unless these opportunities have first been presented to and waived or rejected by us.

      11. OUR COMMITMENTS TO ISSUE ADDITIONAL COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL.

      We currently have outstanding commitments in various forms, including warrants, options and convertible securities, to issue a substantial number of new shares of our common stock. The shares subject to these issuance commitments, to some degree, will be issued in transactions registered with the Securities and Exchange Commission and thus will be freely tradable. In many other instances, these shares are subject to grants of registration rights that, if and when exercised, would result in those shares becoming freely tradable. We have also granted registration rights with respect to a significant number of our outstanding shares, including shares of common stock issuable upon conversion of securities issued in some transactions. The exercise of registration rights by persons holding those shares would permit those persons to sell those shares without regard to the limitations of Rule 144 under the Securities Act of 1933. An increase in the number of shares of our common stock that will become available for sale in the public market may adversely affect the market price of our common stock and, as a result, could impair our ability to raise additional capital through the sale of our equity securities or convertible securities.

      12. CONCERNS ABOUT HEALTH RISKS RELATING TO THE USE OF PORTABLE HANDSETS MAY AFFECT OUR PROSPECTS AND THE VALUE OF YOUR INVESTMENT.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations, and additional studies are ongoing. The actual or perceived risk of portable communications devices could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

      13. RISKS RELATING TO OUR JOINT INVESTMENTS MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

      We have entered into a contractual joint venture regarding our ownership interests in and arrangements with Nextel Partners, and may enter into other joint ventures or similar arrangements in the future. Outside the United States, several of our international operations are conducted through entities having one or more third-party owners, and some of these entities are not controlled by us. There are risks in participating in arrangements of these types, including the risk that the other participants may at any time have economic, business or legal interests or goals that are inconsistent with our goals or those of the joint enterprise. There also is the risk that a participant may be unable to meet its economic or other obligations to the joint enterprise and that we may be required to fulfill some or all of those obligations. We also may be or become obligated to acquire all or a portion of the ownership interest of some or all of the other participants in these joint enterprises. In addition, to the extent that we participate in international arrangements of these types, we will be subject to various additional risks not present in domestic joint enterprises.

      14. RISKS RELATING TO OUR FOREIGN OPERATIONS MAY ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

      We currently own interests in and operate international wireless companies through Nextel International. The risks that relate to these foreign operations include:

      - political, economic and social conditions in the foreign countries where we conduct operations;

      -     currency risks and exchange controls;

      -     potential inflation in the applicable foreign economies;

      - the impact of import duties on the cost or prices of infrastructure equipment and subscriber units;

      - foreign taxation of earnings and payments received by Nextel International from its subsidiaries and affiliates; and

      - regulatory changes affecting the telecommunications industry and wireless communications.

      We cannot assure that the risks associated with our foreign operations will not adversely affect our or Nextel International's operating results or prospects, particularly as these operations expand in scope, scale and significance.

      15. OUR NEXTEL ONLINE SERVICES OFFERING IS A NEW SERVICE AND MAY NOT BE SUCCESSFUL.

      Although we have launched our Nextel Online services offering in many of our major U.S. markets in late April 2000, we cannot assure you that the Nextel Online services offering will continue to perform satisfactorily in full scale commercial usage when our planned nationwide rollout is complete, or that we will not encounter delays or difficulties in completing the commercial launch of this offering throughout all of our U.S. markets during 2000, or that this offering will produce the levels of cost reduction or of customer acceptance and incremental revenue that we hope to achieve. We have devoted considerable time and resources to the development of the Nextel Online suite of wireless Internet services and data applications with several purposes in mind. First, we expect to use the resulting wireless data capability and Internet connectivity to allow us to perform fulfillment and other customer support services more economically, thereby reducing our cost of conducting business. Second, we believe that our Nextel Online services offering will provide us with another important point of differentiation from our competitors, thereby helping us to attract and retain more customers. Finally, we are looking to this new offering to be a source of future incremental revenue to counter the impact of increasing competition in our markets on the pricing of our basic wireless voice services packages.

      We may not realize some or all of the benefits that we expected in constructing and commercializing our Nextel Online services offering:

      - if we are unable to commercially implement and maintain this new services offering;

      - if this new services offering produces adverse impacts on the performance or reliability of our digital mobile network;

      - if we or third party developers fail to develop successfully value added data applications for our customers;

      - if a sufficient portion of our customer base is not attracted to this new services offering; or

      - if it otherwise does not achieve a satisfactory level of customer acceptance.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value, as well as value of your investment.

      16. VOLATILITY IN THE PRICE OF OUR COMMON STOCK COULD RESULT IN A LOWER TRADING PRICE THAN THE PRICE AT THE TIME OF YOUR INVESTMENT.

      The market price of our common stock has fluctuated over a wide range since it began trading publicly in 1992. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These fluctuations have particularly affected the market prices of the stock of telecommunications companies. The market price of our common stock may continue to fluctuate in the future. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the warrants.

B. OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS

      "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Some of the statements made in, or incorporated by reference into, this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy that involve risks and uncertainties. We warn you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the other qualifying factors identified in the above "Risk Factors" section and elsewhere in this prospectus, including, but not limited to:

      - general economic conditions in the geographic areas and occupational market segments that we are targeting for our digital mobile network service;

      - the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

      - the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

      - the continued successful performance of the technology being deployed in our various market areas and the success of technology deployed in connection with our Nextel Online services offering;

      - market acceptance of our new service offerings, including Nextel Online and Nextel Worldwide;

      - the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

      - our ability to timely and successfully accomplish required scale-up of our billing, collection, customer care and similar back-room operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

      - access to sufficient debt or equity capital to meet our operating and financing needs;

      - the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular and personal communication services;

      - successful implementation of any year 2000 solutions in systems that are critical to our business operations;

      - future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications generally; and

      - other risks and uncertainties described from time to time in our reports and, with specific reference to risk factors relating to international operations, in Nextel International's reports, filed with the Securities and Exchange Commission, including the Annual Reports on Form 10-K for the year ended December 31, 1999 and the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000.

                              III. USE OF PROCEEDS

      All of the securities offered by us under this prospectus may be issued from time to time by us in connection with our acquisition of other businesses, properties or securities in business combination transactions. See "IV. Securities Covered by This Prospectus."

                   IV. SECURITIES COVERED BY THIS PROSPECTUS

      We may use this prospectus for the offer and sale of up to 20,000,000 shares of common stock, and/or warrants, either directly or indirectly acting through our affiliates, from time to time in connection with the acquisition of other businesses, properties or securities in business combination transactions to the extent not issued before the date of this prospectus. To date, 11,070,498 shares of the common stock and none of the warrants covered by the related registration statement have been issued in connection with such acquisitions. As a result, an aggregate of 8,929,502 shares of common stock may be issued or subjected to warrants issued under this prospectus. To the extent required by applicable law or regulations, we will file supplements to this prospectus from time to time. The consideration offered by us in these acquisitions, in addition to any shares of common stock or warrants offered by this prospectus, may include cash, debt or other securities, which may be convertible into shares of common stock covered by this prospectus, or assumption by us of liabilities of the business being acquired, or a combination of these. Negotiations between us and the owners or controlling persons of the businesses, properties, or securities to be acquired typically determine the terms of acquisition, and we take into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Shares of common stock or warrants issued to the owners of the businesses, properties or securities to be acquired will generally be valued at a price reasonably related to the market value of the common stock or the value of the assets to be received at the time the terms of the acquisition are agreed on. Shares of common stock issued under warrants will be valued at or about the time or times of delivery of the shares. Securities issued under this prospectus will be freely transferable under the Securities Act of 1933, except for securities issued to any person who may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. Securities issued in connection with these transactions to persons who constitute "underwriters" within the meaning of Section 2(11) may not be publicly reoffered or resold by these persons except under an effective registration statement under the Securities Act of 1933 covering the securities or, in specified circumstances, under Rule 145(d) or any other applicable exemption under the Securities Act of 1933. Persons receiving securities covered by this prospectus should seek the advice of their own legal counsel with respect to the legal requirements of these resales.

      This prospectus has also been prepared for use by persons who may receive from us shares of common stock, either by direct issuance or indirectly under the terms of the warrants, and warrants covered by the registration statement in acquisitions and who may be entitled to offer these securities under circumstances requiring the use of a prospectus; provided, however, that none of these securityholders will be authorized to use this prospectus for any offer of common stock or warrants without first obtaining our consent. We may consent to the use of this prospectus for a limited period of time by these securityholders and subject to limitations and conditions that may be varied by agreement between us and them. Resales of shares of common stock may be made on the Nasdaq National Market or any other exchange on which the common stock may be listed, in the over-the-counter market, in private transactions or under underwriting agreements. We will receive none of the proceeds from any of these sales. There is no market for the warrants, and it is unlikely that any market will develop. However, holders of warrants may resell the warrants, in compliance with applicable federal and state securities laws and otherwise as may be provided under the terms of the relevant transaction agreement governing the issuance and redemption of these warrants, in private transactions.

      Agreements with securityholders permitting use of this prospectus may provide that any offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us; that securityholders enter into custody agreements with one or more banks with respect to those shares; and that sales be made only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required. The securityholders may be deemed to be underwriters within the meaning of the Securities Act of 1933.

      When resales are to be made through a broker or dealer selected by us, the broker or dealer may act solely as agent and/or may acquire the securities as principal. Brokers or dealers participating in these transactions as agent may be entitled to commissions, including negotiated commissions to the extent permissible. Any of these sales may be by block trade. Any commission paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases the securities as principal, any profits received on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      In addition to the shares of common stock offered by this prospectus, we may from time to time issue additional shares of common stock through public offerings or private placements. We may make future issuances of common stock in connection with our acquisition of other businesses, properties, or securities in business combination transactions or for other purposes.

               V. DESCRIPTION OF WARRANTS TO ACQUIRE COMMON STOCK

      We may from time to time, as consideration in connection with our acquisition of other businesses, properties or securities in business combination transactions, issue to the owners or controlling persons of those businesses, properties or securities to be acquired, warrants to acquire shares of common stock having a specified redemption price, referred to as the "redemption price". The warrant would entitle its holder to receive from us, at a specified date in the future, generally up to one year from the date of issuance, referred to as the "conversion date", a number of shares of common stock determined by dividing the redemption price by the average closing sales price for the common stock, as reported by Nasdaq National Market, during a specified period of generally up to 30 trading days before the conversion date. We will have the right, however, in our sole discretion, to redeem the warrant for cash on or before the conversion date. Depending upon the particular facts and circumstances, a portion of the shares of common stock received upon conversion or a portion of the redemption price in the usual case may be treated as interest for federal income tax purposes. Each person who is to receive warrants under this prospectus is urged to consult his or her own tax advisor to determine the particular tax consequences to them of the receipt, redemption, or conversion of warrants, including the applicability and effect of foreign, state, local, and other tax laws.

      If warrants are issued in any particular transaction, a prospectus supplement will describe the specific terms and conditions of those warrants, and any other material provisions. In no event will warrants be issued for shares of common stock, taking into account all earlier issuances of shares of common stock under this prospectus at the relevant time, in excess of the number of shares of common stock remaining available for issuance under the registration statement.

                           VI. VALIDITY OF SECURITIES

      Jones, Day, Reavis & Pogue, counsel for Nextel, will pass on the validity of the securities offered by this prospectus.

                                  VII. EXPERTS

      The consolidated financial statements and related financial statement schedules of Nextel that are incorporated in this prospectus by reference from Nextel's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    VIII. WHERE YOU CAN GET MORE INFORMATION

A.    AVAILABLE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, which is located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission's web site on the Internet at http://www.sec.gov.

      Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

B.    INCORPORATION OF DOCUMENTS BY REFERENCE

      We have incorporated information into this prospectus by reference. This means we have disclosed information to you by referring you to another document we filed with the Commission. We will make those documents available to you without charge upon your oral or written request. Requests for these documents should be directed to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone:
(703) 433-4000.

      The information in the following documents we filed with the Commission (File No. 0-19656) is incorporated by reference in this prospectus:

      - Annual Report on Form 10-K for the year ended December 31, 1999, dated and filed with the Commission on March 30, 2000;

      -     Current Reports on Form 8-K:

            -     dated and filed with the Commission on January 21, 2000;

            -     dated and filed with the Commission on January 26, 2000;

            -     dated and filed with the Commission on February 3, 2000;

            -     dated and filed with the Commission on February 22, 2000;

            -     dated and filed with the Commission on February 28, 2000;

            -     dated and filed with the Commission on March 15, 2000;

            -     dated and filed with the Commission on April 26, 2000;

            -     dated and filed with the Commission on May 5, 2000; and

            -     dated and filed with the Commission on May 26, 2000;

      - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, dated and filed with the Commission on May 15, 2000;

      - Proxy Statement, dated as of April 17, 2000, filed with the Commission in definitive form on April 17, 2000, with respect to the information required by Items 401 (management), 402 (executive compensation),

            403 (securities ownership) and 404 (specified relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

      - The description of the common stock contained in the registration statement on Form 8-A dated January 16, 1992 including the information incorporated by reference into that registration statement from the registration statement on Form S-1, as amended, dated as of January 27, 1992.

      We are also incorporating by reference additional documents we may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. This additional information is a part of this prospectus from the date of filing of those documents.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, in a prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

      The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this prospectus or incorporated or deemed to be incorporated in this prospectus by reference should be read in conjunction with documents filed with the Commission by Nextel International, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Set forth below is a description of certain provisions of the Restated Certificate of Incorporation, as amended (the "Nextel Charter"), of Nextel Communications, Inc. ("Nextel"), the Amended and Restated By-laws of Nextel (the "Nextel By-laws"), and the Delaware General Corporation Law (the "DGCL"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws, and the DGCL.

      Elimination of Liability in Certain Circumstances. The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (1) for any breach of the director's duty of loyalty to such corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

      While Article 7 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and do not apply to officers of Nextel who are not directors.

      Indemnification and Insurance. Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      Article 6 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

      On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel. Nextel has entered into an Indemnification Agreement with each of its directors and officers.

      One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against that person because of any act, failure to act, or neglect or breach of duty, including any actual or alleged error, misstatement, or misleading statement, which that person commits, suffers, permits, or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the Indemnitee:

            (1) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

            (2) based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to
      Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of
      Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

      In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

      The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 21. EXHIBITS

       EXHIBIT
       NUMBER                                  DESCRIPTION OF EXHIBITS

       *3.1   Restated Certificate of Incorporation of Nextel.

       3.2 Amended and Restated By-laws of Nextel (filed on July 31, 1995 as Exhibit No. 4.2 to Nextel's Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 33-91716 on Form S-4 and incorporated herein by reference).

       3.3.1 Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13% Series D Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (filed on July 21, 1997 as
              Exhibit 4.1 to the Current Report on Form 8-K dated July 21, 1997 and incorporated herein by reference).


       3.3.2 Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 11.125% Series E Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof (filed on February 12, 1998 as Exhibit 4.1 to the Current Report on Form 8-K dated February 11, 1998 (the "February 11 Form 8-K") and incorporated herein by reference).

       3.3.3 Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Zero Coupon Convertible Preferred Stock due 2013 and Qualifications, Limitations and Restrictions Thereof (filed on February 10, 1999 as Exhibit 4.16 to Nextel's Registration Statement on Form S-4 (the "February 1999 Form S-4") and incorporated herein by reference).

       4.1.1 Indenture for Senior Discount Notes due 2007, dated as of March 6, 1997, between McCaw International, Ltd. (now known as Nextel International) and The Bank of New York, as Trustee (filed on March 31, 1997 as Exhibit 4.24 to Nextel's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K") and incorporated herein by reference).

       4.1.2 Warrant Agreement, dated as of March 6, 1997, between Nextel International, Inc. and The Bank of New York (filed on March 31, 1997 as Exhibit 4.26 to the 1996 Form 10-K and incorporated herein by reference).

       4.2 Indenture dated September 17, 1997 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 10.65% Senior Redeemable Discount Notes due 2007 (filed on September 22, 1997 as
              Exhibit 4.1 to the Current Report on Form 8-K dated September 22, 1997 and incorporated herein by reference).

       4.3 Indenture dated as of October 22, 1997 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 9.75% Senior Serial Redeemable Discount Notes due 2007 (filed on October 23, 1997 as Exhibit 4.1 to the Current Report on Form 8-K dated October 23, 1997 and incorporated herein by reference).

       4.4 Indenture dated as of February 11, 1998, between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 9.95% Senior Serial Redeemable Discount Notes due 2008 (filed on February 12, 1998 as Exhibit 4.2 to the February 11 Form 8-K and incorporated herein by reference).

       4.5 Indenture dated as of November 4, 1998 between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 12.0% Senior Serial Redeemable Notes due 2008 (filed on February 10, 1999 as Exhibit 4.13.1 to the February 1999 Form S-4 and incorporated herein by reference).

       4.6 Indenture for 12.125% Senior Discount Notes due 2008, dated March 12, 1998 between Nextel International, Inc. and The Bank of New York (filed on May 14, 1998 as Exhibit 4.1 to Nextel International Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference).

       4.7 Indenture, dated as of June 16, 1999, between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 4.75% Convertible Senior Notes due 2007 (filed on June 23, 1999 as
              Exhibit 4.1 to the Current Report on Form 8-K dated June 23, 1999 and incorporated herein by reference).

       4.8 Indenture, dated as of November 12, 1999, by and between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 9.375% Senior Serial Redeemable Notes due 2009 (filed as
              Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "1999 Third Quarter 10-Q") and incorporated herein by reference).

       4.9 Indenture, dated as of January 26, 2000, between Nextel and Harris Trust and Savings Bank, as Trustee, relating to Nextel's 5.25% Convertible Senior Notes due 2010 (filed on January 26, 2000 as
              Exhibit 4.1 to the Current Report on Form 8-K dated January 26, 2000 and incorporated herein by reference).

       4.10 Amended and Restated Credit Agreement, dated as of November 9, 1999, among Nextel, Nextel Finance Company and the other Restricted Companies party thereto, the Lenders party thereto, Toronto Dominion (Texas) Inc., as Administrative Agent and The Chase Manhattan Bank, as Collateral Agent (filed as Exhibit 4.3 to the 1999 Third Quarter 10-Q and incorporated herein by reference).

       4.11 Tranche D Term Loan Agreement dated March 15, 2000 among Nextel, Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, Toronto Dominion (Texas) Inc., as Administrative Agent, and The Chase Manhattan Bank, as Collateral Agent (filed on March 15, 2000 as Exhibit 4.1 to the Current Report on Form 8-K dated March 15, 2000 and incorporated herein by reference).

       4.12 Amendment No. 1 dated April 26, 2000 to the Amended and Restated Credit Agreement dated November 9, 1999 among Nextel, Nextel Finance Company, the other Restricted Companies party thereto, the Lenders party thereto, Toronto Dominion (Texas) Inc., as Administrative Agent, and the Chase Manhattan Bank, as Collateral Agent (filed on May 5, 2000 as Exhibit 4.1 to the Current Report on Form 8-K dated May 5, 2000 and incorporated herein by reference).

       +5     Opinion of Jones, Day, Reavis & Pogue regarding validity.

       23.1   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

       *23.2  Consent of Deloitte & Touche LLP.

       +24.1 Powers of Attorney, excluding Messrs. Shindler, Arendt, Conway and Drendel and Mrs. Hill.

       +24.2  Powers of Attorney for Messrs. Shindler and Arendt.

       *24.3  Powers of Attorney for Messrs. Conway and Drendel and Mrs. Hill.



----------

*  Filed herewith.

+  Previously filed.

ITEM 22. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3 (Section
239.13 of this chapter), Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (e) The undersigned registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RESTON, IN THE COMMONWEALTH OF VIRGINIA, ON MAY 31, 2000.

                                  NEXTEL COMMUNICATIONS, INC.

                                  By:    /s/ THOMAS J. SIDMAN
                                    ----------------------------------------
                                  Thomas J. Sidman
                                  Senior Vice President and General Counsel

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                NAME                                                                 TITLE                          DATE
------------------------------------                             -----------------------------------------    ----------------

                     *                                            Chairman of the Board and Director
-----------------------------------------------------------------
             Daniel F. Akerson

                     *                                            President, Chief Executive Officer
-----------------------------------------------------------------   and Director
            Timothy M. Donahue

                     *                                            Executive Vice President and Chief
-----------------------------------------------------------------   Financial Officer (Principal
            Steven M. Shindler                                      Financial Officer)


                     *                                            Vice President and Controller
-----------------------------------------------------------------   (Principal Accounting Officer)
             William G. Arendt

                     *                                            Vice Chairman of the Board and
-----------------------------------------------------------------   Director
             Morgan E. O'Brien

                     *                                            Director
-----------------------------------------------------------------
               Keith J. Bane

                     *                                            Director
-----------------------------------------------------------------
             William E. Conway

                     *                                            Director
-----------------------------------------------------------------
             Frank M. Drendel

                     *                                            Director
-----------------------------------------------------------------
              Craig O. McCaw

                     *                                            Director
-----------------------------------------------------------------
            Dennis M. Weibling

                     *                                            Director
-----------------------------------------------------------------
                Janet Hill

           /s/ THOMAS J. SIDMAN                                   Attorney-in-fact                            May 31, 2000
-----------------------------------------------------------------
             Thomas J. Sidman


                                  EXHIBIT INDEX


  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBITS
  ------        ------------------------------------------------------------

  *3.1          Restated Certificate of Incorporation of Nextel.
  *23.2         Consent of Deloitte & Touche L.L.P.
  *24.3         Powers of Attorney for Messrs. Conway and Drendel and Mrs.
                Hill.


----------

* Filed herewith.